Exhibit 2.1

Plan of Merger

Pursuant to Section 607.1104 of the Florida Business Corporation Act, as amended (the “FBCA”), the following Plan of Merger (“Plan”) is adopted on May 5, 2021 by the Board of Directors of Bluegreen Vacations Holding Corporation, a Florida corporation (“Parent”):

FIRST: As of the date hereof, Parent owns (a) 100% of the outstanding shares of common stock, par value $0.01 per share, of Woodbridge Holdings Corporation (“Woodbridge”), which is the only class of outstanding capital stock of Woodbridge, and (b) indirectly through Woodbridge, (i) approximately 93% of the outstanding shares of common stock, par value $0.01 per share (“Bluegreen Common Stock”), of Bluegreen Vacations Corporation, a Florida corporation (“Bluegreen”), which is the only class of outstanding capital stock of Bluegreen, and (ii)  100% of the outstanding shares of common stock, par value $0.01 per share (“Merger Sub Common Stock”), of BXG Acquisition Sub Corporation, a Florida corporation (“Merger Sub”), which is the only class of outstanding capital stock of Merger Sub.

SECOND: Subject to the terms and conditions of this Plan, Merger Sub shall be merged with and into Bluegreen in accordance with Section 607.1104 of the FBCA, and with the effects set forth in Section 607.1106 of the FBCA (the “Merger”). Bluegreen shall be the surviving corporation in the Merger, shall, by virtue of the Merger, become a wholly owned subsidiary of Woodbridge (and, accordingly, an indirect, wholly owned subsidiary of Parent), and shall continue to be governed by the laws of the State of Florida. The separate corporate existence of Merger Sub shall cease upon the effectiveness of the Merger.

THIRD: The Merger shall become effective upon the close of trading at 4:00 p.m., Eastern time, on the date of filing of the Articles of Merger related to the Merger with the Florida Department of State (such time of effectiveness, the “Effective Time”), which filing shall occur on such date as the Parent shall determine; provided, however, that the Articles of Merger shall not be filed with the Florida Department of State unless and until (a) the Registration Statement on Form S-4 registering the shares of Parent Class A Common Stock (as defined below) issuable to shareholders of Bluegreen in the Merger under the Securities Act of 1933, as amended, is declared effective by the Securities and Exchange Commission and (b) the shares of Parent Class A Common Stock issuable to shareholders of Bluegreen in the Merger are approved for listing on the New York Stock Exchange, subject to official notice of issuance.

FOURTH: The effects of the Merger on the shares of common stock of Bluegreen and Merger Sub outstanding at the Effective Time are as follows:

SECTION 1. CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Woodbridge, Bluegreen or Merger Sub, or the holders of any shares of capital stock of Parent, Woodbridge, Bluegreen or Merger Sub:

(a)  Bluegreen Common Stock.

(i) Each share of Bluegreen Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and (other than shares held by Woodbridge)  converted automatically into the right to receive 0.51 shares of Class A Common Stock, par value $0.01 per share, of Parent (such stock, the “Parent Class A Common Stock” and the shares thereof to which the shareholders of Bluegreen are entitled pursuant to the Merger in accordance herewith, the “Merger Consideration”). The exchange ratio of 0.51 shares of Parent Class A Common Stock for each share of Bluegreen Common Stock outstanding immediately prior to the Effective Time is sometimes hereinafter referred to as the “Exchange Ratio.” Notwithstanding the foregoing or anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Class A Common Stock or book-entry credit of the same shall be issued or delivered in connection with the Merger.  Rather, if a holder of Bluegreen Common Stock converted in the Merger into the right to receive shares of Parent Class A Common Stock would otherwise be entitled to receive a fraction of a share of Parent Class A Common Stock (after taking into account all shares of Bluegreen Common Stock held by such shareholder), the aggregate number of shares of Parent Class A Common Stock to which such holder shall be entitled to receive as a result of the Merger will be rounded up to the next largest whole number.

(ii) Each share of Bluegreen Common Stock held by Woodbridge immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be paid in exchange therefor.

(iii) After the Effective Time, there shall be no further registration or transfers on the stock transfer books of Bluegreen of shares of Bluegreen Common Stock outstanding immediately prior to the Effective Time other than to settle transfers of shares that occurred prior to the Effective Time.

(iv) Notwithstanding any provision of this Plan to the contrary, if between the date of this Plan and the Effective Time, the number of outstanding shares of Bluegreen Common Stock or Parent Class A Common Stock shall have been changed into a different number of shares or a different class or series by reason of any share dividend, subdivision, reclassification, recapitalization, split, split-up, combination, exchange of shares or similar transaction, the Exchange Ratio shall be appropriately adjusted to reflect fully the effect of such share dividend, subdivision, reclassification, recapitalization, split, split-up, combination, exchange of shares or similar transaction in order to provide the holders of Bluegreen Common Stock the same economic effect as contemplated by this Plan prior to such event.

(v) No dividends with respect to shares of Parent Class A Common Stock issued in the Merger shall be paid to the holder of any shares of Bluegreen Common Stock until such holder shall have properly completed, executed and delivered to the Exchange Agent (as defined below) the Letter of Transmittal (as defined below), entitling the holder to receive the Merger Consideration in accordance with Section 2 below. Thereafter, subject to the effect of escheat, tax or other applicable law, there shall be paid, without interest, to the record holder of the shares of Parent Class A Common Stock issued in exchange therefor (i) at the time of such valid delivery of the Letter of Transmittal, all dividends, if any, payable in respect of any such shares of Parent Class A Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such delivery and not previously paid and (ii) at the appropriate payment date, the dividends payable with respect to such shares of Parent Class A Common Stock with a record date after the Effective Time but prior to the time of such valid delivery of the Letter of Transmittal and with a payment date subsequent to such delivery.

(b)  Merger Sub Common Stock. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of Bluegreen,  as the surviving corporation of the Merger, so that immediately following the Effective Time, Woodbridge (and, indirectly through Woodbridge, Parent) shall be the sole holder of all of the issued and outstanding capital stock of Bluegreen.

SECTION 2. EXCHANGE PROCEDURES.

(a) Exchange Agent; Deposit of Merger Consideration. Parent will, at or prior to the Effective Time, engage a third party exchange agent chosen by Parent to serve as the exchange agent for the Merger (the “Exchange Agent”) pursuant to an exchange agent engagement letter or similar agreement or instrument (the “Exchange Agent Agreement”).  At or prior to the Effective Time, Parent shall cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of shares of Bluegreen Common Stock whose shares are converting into the right to receive the Merger Consideration at the Effective Time, shares of Parent Class A Common Stock (which may be in certificated form or non-certificated book-entry form in Parent’s discretion). Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, cash in U.S. dollars sufficient to pay any dividends to the extent expressly provided in Section 1(a)(iv) above. All shares of Parent Class A Common Stock and any dividends pursuant to Section 1(a)(iv) above deposited with the Exchange Agent are referred to as the “Exchange Fund.” The Exchange Agent shall use the Exchange Fund solely for the purpose of issuing the Merger Consideration and paying any dividends pursuant to Section 1(a)(iv) above.

(b) Issuance of Merger Consideration.

(i) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Bluegreen Common Stock immediately prior to the Effective Time whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1 above a customary letter of transmittal (the “Letter of Transmittal”), together with the Notice of Merger to be provided by Parent and instructions for completing, executing and delivering the Letter of Transmittal to the Exchange Agent in exchange for the right to receive the Merger Consideration to which such shareholder is entitled and, if applicable, dividends payable with respect thereto pursuant to Section 1(a)(iv) above.  No interest shall be paid or accrued on any Merger Consideration or, if applicable, dividends payable with respect thereto pursuant to Section 1(a)(iv) above.

(ii) Upon delivery to the Exchange Agent of a properly completed and executed Letter of Transmittal, the shareholder will be entitled to receive, promptly thereafter from the Exchange Agent, the Merger Consideration to which such shareholder is entitled and, if applicable, any dividends payable with respect thereto pursuant to Section 1(a)(iv) above, which shall be deemed to have been issued in full satisfaction of all rights pertaining to the applicable shares of Bluegreen Common Stock.  Until the Letter of Transmittal is validly completed, executed and delivered, each such share of Bluegreen Common Stock shall represent after the Effective Time, for all purposes, only the right to receive the Merger Consideration to which such shareholder is entitled and, if applicable, dividends payable with respect thereto pursuant to Section 1(a)(iv) above.

(iii) If any Merger Consideration it to be registered in the name of, or payment is to be made to,  an individual or entity (a “Person”) other than the Person in whose name the applicable share of Bluegreen Common Stock was registered, it shall be a condition of such registration or payment that the Person requesting the same pay any transfer or other similar taxes required by reason of the registration of the share(s) of Parent Class A Common Stock in the name of, or the making of the payment to, a Person other than the registered holder, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.  Any registration of Parent Class A Common Stock in the name of a Person other than the registered holder of the applicable Bluegreen Common Stock shall also require, as a condition thereto, proper endorsement and/or evidence of transfer satisfactory to the Exchange Agent and/or Parent.

(iv) Any portion of the Merger Consideration and, if applicable, any dividends payable with respect thereto pursuant to Section 1(a)(iv) above that remain unclaimed by the former shareholders of Bluegreen as of the six-month anniversary of the Effective Time shall be returned to Parent. In such event, any former shareholders of Bluegreen entitled to the Merger Consideration who have not theretofore complied with the procedures for receiving the Merger Consideration shall thereafter look only to Parent with respect to the Merger Consideration and any dividends to which they are entitled.  Notwithstanding the foregoing, none of Parent, Woodbridge, Bluegreen, Merger Sub, the Exchange Agent or any other Person shall be liable to any former shareholder of Bluegreen or any affiliate or representative thereof for any amount delivered in good faith to a public official or governmental authority pursuant to applicable abandoned property, escheat or similar laws. If any Merger Consideration or other amounts payable hereunder is not validly claimed prior to the date that is seven years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration or other amounts payable hereunder would otherwise escheat to, or become the property of, any public official or governmental authority), any such Merger Consideration and other amounts shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(v) The Exchange Agent (or, subsequent to the earlier of (x) the six-month anniversary of the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Parent) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Bluegreen Common Stock pursuant to this Plan such amounts as is required to be deducted and withheld under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law (and to the extent deduction and withholding is required, such deduction and withholding shall be taken in cash or shares of Parent Class A Common Stock, as determined by Parent in its sole discretion). To the extent amounts are so withheld and timely paid over to the appropriate governmental authority, such withheld amounts shall be treated for all purposes of this Plan as having been paid to the holder of shares of Bluegreen Common Stock in respect of whom such deduction and withholding was made. If withholding is taken in shares of Parent Class A Common Stock, Parent or the Exchange Agent shall be treated as having sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate governmental authority.

FIFTH: Neither Bluegreen’s or Parent’s shareholders are entitled to appraisal or dissenters’ rights in connection with the Merger under the FBCA.

SIXTH: The directors of Merger Sub immediately prior to the Effective Time shall become the directors of Bluegreen immediately following the Effective Time and shall serve as directors of Bluegreen until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, in accordance with the applicable provisions of the Articles of Incorporation and Bylaws of Bluegreen,  in each case, as amended and/or amended and restated, and the FBCA.  Any director of Bluegreen as of immediately prior to the Effective Time that is not also a director of Parent at that time shall become a director of Parent at the Effective Time. The officers of Bluegreen immediately prior to the Effective Time shall be, in the same capacities, the officers of Bluegreen immediately following the Effective Time (unaffected by the Merger) and shall continue as such until the earlier of their death, resignation or removal or until their respective successors are duly appointed and qualified, in accordance with the applicable provisions of the Articles of Incorporation and Bylaws of Bluegreen, in each case, as amended and/or amended and restated, and the FBCA. The Articles of Incorporation of Bluegreen,  as amended and/or amended and restated and in effect immediately prior to the Effective Time, shall remain the Articles of Incorporation of Bluegreen (unaffected by the Merger), until thereafter amended as provided therein and in accordance with the FBCA. The Bylaws of Bluegreen,  as amended and/or amended and restated and in effect immediately prior to the Effective Time, shall remain the Bylaws of Bluegreen (unaffected by the Merger), until thereafter amended as provided therein and in the Articles of Incorporation of Bluegreen, as amended and/or amended and restated (if applicable), and in accordance with the FBCA.

SEVENTH: Notwithstanding its execution of this Plan, the Parent, in its sole discretion, has the absolute right to abandon the Plan and cause the Merger not to be effected at any time prior to the Effective Time, including, but not limited to, in the event of pending or threatened litigation relating to the Merger.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Parent has caused this Plan to be executed by its duly authorized officer as of the date first above written.

          BLUEGREEN VACATIONS HOLDING CORPORATION,

          a Florida corporation

          By:  /s/ Raymond S. Lopez

              Raymond S. Lopez,

              Chief Financial Officer